Exhibit 99.1

           Badger Meter Reports Record Third Quarter Results


    MILWAUKEE--(BUSINESS WIRE)--Oct. 15, 2007--Badger Meter, Inc.
(AMEX: BMI) today reported record sales, earnings and earnings per share for the third quarter ended September 30, 2007.

    Third Quarter Highlights

    -- Net sales from continuing operations were a record $62,782,000 for the third quarter of 2007, a 4.3% increase from sales of $60,208,000 for the third quarter of 2006.

    -- Earnings from continuing operations were a record $6,016,000 for the third quarter of 2007, up 52.5% from earnings from continuing operations of $3,945,000 for the comparable prior period. Earnings from continuing operations exclude the results of the company's French subsidiary, which has been classified as a discontinued operation in accordance with current accounting standards.

    -- Net earnings were a record $5,751,000 for the third quarter of 2007, compared to a net loss of $519,000 in the third quarter of 2006.

    -- Diluted earnings per share were a record $0.39 for the third quarter of 2007, compared to a loss of $0.04 per diluted share for the same period in the prior year.

    Nine Months Highlights

    -- Net sales from continuing operations were $177,618,000 for the nine months of 2007, compared to sales of $177,049,000 for the same period in 2006.

    -- Earnings from continuing operations were $14,205,000 for the nine months of 2007, compared to earnings from continuing operations of $14,235,000 for the comparable prior period.

    -- Net earnings were $13,791,000 for the nine months of 2007, a 77.7% increase from earnings of $7,761,000 for the same period in 2006.

    -- Diluted earnings per share were $0.95 for the nine months of 2007, a 72.7% increase from earnings of $0.55 per diluted share for the same period in the prior year.

    "We continued to build momentum in the third quarter. This was our second consecutive quarter of record-breaking sales, earnings and earnings per share that surpassed previous records not only for the third quarter, but for any quarter in our history," said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

    Meeusen said third quarter sales increased in all of the company's utility and industrial product lines, except commercial water meters, which were essentially flat. "Our ORION(R) proprietary mobile radio frequency automatic meter reading system continued its double-digit growth and was the largest contributor to the overall sales increase," he said.

    "The increase in net earnings was due to the higher sales, and more significantly, an improvement in the profit margin. Our margin benefited from the increase in ORION sales, which have a higher margin than products we sell that are manufactured by other companies, and the continuing shift to automatic meter reading systems. We are also seeing the impact of price increases implemented earlier in the year," said Meeusen.

    "The $39.8 million ORION metering contract with the city of Chicago is proceeding on schedule. The pilot program was successfully completed in October. We expect to begin shipping product in November and will record the revenues after the meters have been installed and tested," said Meeusen.

    He noted that construction of the company's new manufacturing facility in Nogales, Mexico, is also on schedule, with occupancy planned for the third quarter of 2008.

    "While we are pleased with the improving margins in our business, we expect to see the typical seasonality in the fourth quarter. As always, our focus is on positioning the company for continued growth over the long term," said Meeusen.

    Conference Call and Webcast

    Badger Meter management will host a conference call to discuss the third quarter results on Tuesday, October 16, 2007, at 10:00 AM Central/11:00 AM Eastern time. Interested parties can listen to the call live on the Internet through the company's Web site: www.badgermeter.com or by dialing 1-866-831-6267 and entering the passcode 87068211. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.

    A telephone replay of the conference call will be available through Tuesday, October 23, 2007, by dialing 1-888-286-8010 and entering the passcode 67675071. The Webcast will be archived on the company's Web site until its next earnings release.

    About Badger Meter

    Badger Meter is a leading marketer and manufacturer of flow measurement and control technology, developed both internally and with other companies, as well as the leader in providing digital connectivity to AMR technologies. Its products are used to measure and control the flow of liquids in a variety of applications.

    Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words "anticipate," "believe," "estimate," "expect," "think," "should" and "objective" or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company's then current views and assumptions and involve risks and uncertainties that include, among other things:

    -- the continued shift in the Company's business from lower cost, local read meters toward more expensive, value-added automatic meter reading (AMR) systems;

    -- the success or failure of newer Company products, including the Orion(R) radio frequency AMR system, the absolute digital encoder (ADE(TM)) and the Galaxy(R) fixed network AMR system;

    -- changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, local read meters;

    --  the actions (or lack thereof) of the Company's competitors;

    -- changes in the Company's relationships with its alliance partners, primarily its alliance partners that provide AMR connectivity solutions, and particularly those that sell products that do or may compete with the Company's products;

    -- changes in the general health of the United States and foreign economies, including, to some extent, housing starts in the United States and overall industrial activity;

    -- increases in the cost and/or availability of needed raw materials and parts, including recent increases in the cost of brass castings as a result of increases in commodity prices, particularly for copper, at the supplier level and resin as a result of increases in petroleum and natural gas prices;

    -- the ability of the Company to maximize the value of the remaining assets in its discontinued French operations;

    -- the Company's expanded role as a prime contractor for providing complete AMR systems to governmental authorities, which brings with it added risks, including but not limited to, Company responsibility for subcontractor performance; additional costs and expenses if the Company and its subcontractors fail to meet the agreed-upon timetable with the governmental authority; and the Company's expanded warranty and performance obligations;

    -- changes in foreign economic conditions, particularly currency fluctuations between the United States dollar and the euro;

    --  the loss of certain single-source suppliers; and

    -- changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR products.

    All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

    Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.



                          BADGER METER, INC.
                 CONSOLIDATED STATEMENT OF OPERATIONS
                             (Unaudited)

                   Nine Months Ended September 30,

                                           2007             2006
                                     ---------------- ----------------
Net sales                            $   177,618,000  $   177,049,000
Gross margin                         $    61,457,000  $    59,505,000
Earnings from continuing operations  $    22,435,000  $    22,955,000
   before income taxes
Provision for income taxes           $     8,230,000  $     8,720,000
Earnings from continuing operations  $    14,205,000  $    14,235,000
Loss from discontinued operations          ($414,000)     ($6,474,000)
Net earnings                         $    13,791,000  $     7,761,000
Earnings (loss) per share:
         Basic from continuing
          operations                 $          1.00  $          1.03
         Basic from discontinued
          operations                          ($0.03)          ($0.47)
                                     ---------------- ----------------
         Total basic                 $          0.97  $          0.56

         Diluted from continuing
          operations                 $          0.97  $          1.00
         Diluted from discontinued
          operations                          ($0.02)          ($0.45)
                                     ---------------- ----------------
         Total diluted               $          0.95  $          0.55
Shares used in computation of:
         Basic                            14,166,811       13,831,668
         Diluted                          14,584,492       14,207,310

                   Three Months Ended September 30,

                                           2007             2006
                                     ---------------- ----------------
Net sales                            $    62,782,000  $    60,208,000
Gross margin                         $    22,668,000  $    17,889,000
Earnings from continuing operations  $     9,416,000  $     6,327,000
   before income taxes
Provision for income taxes           $     3,400,000  $     2,382,000
Earnings from continuing operations  $     6,016,000  $     3,945,000
Loss from discontinued operations          ($265,000)     ($4,464,000)
Net earnings (loss)                  $     5,751,000        ($519,000)
Earnings (loss) per share:
         Basic from continuing
          operations                 $          0.42  $          0.28
         Basic from discontinued
          operations                          ($0.02)          ($0.32)
                                     ---------------- ----------------
         Total basic                 $          0.40           ($0.04)

         Diluted from continuing
          operations                 $          0.41  $          0.28
         Diluted from discontinued
          operations                          ($0.02)          ($0.32)
                                     ---------------- ----------------
         Total diluted               $          0.39           ($0.04)

Shares used in computation of:
         Basic                            14,288,860       13,935,229
         Diluted                          14,661,224       13,935,229




                          BADGER METER, INC.
                CONSOLIDATED CONDENSED BALANCE SHEETS

                Assets                 September 30     December 31
--------------------------------------
                                            2007            2006
                                      --------------- ----------------
                                        (Unaudited)

Cash and cash equivalents             $     4,552,000 $      3,002,000
Receivables                                34,888,000       29,276,000
Inventories                                35,783,000       33,290,000
Other current assets                        6,919,000        6,916,000
Assets of discontinued operations             898,000        6,875,000
                                      --------------- ----------------

         Total current assets              83,040,000       79,359,000

Net property, plant and equipment          52,604,000       44,709,000
Other long-term assets                      9,006,000        8,357,000
Goodwill                                    6,958,000        6,958,000
                                      --------------- ----------------

         Total assets                 $   151,608,000 $    139,383,000
                                      =============== ================



 Liabilities and Shareholders' Equity
--------------------------------------


Short-term debt and current portion
 long-term debt                       $    13,077,000 $     17,037,000
Payables                                   13,962,000       10,597,000
Accrued compensation and employee
 benefits                                   6,775,000        6,181,000
Other liabilities                          12,077,000        3,575,000
Liabilities of discontinued operations        441,000        8,321,000
                                      --------------- ----------------

         Total current liabilities         46,332,000       45,711,000

Deferred income taxes                         216,000          199,000
Long-term employee benefits and other      15,971,000       15,726,000
Long-term debt                              3,654,000        5,928,000
Shareholders' equity                       85,435,000       71,819,000
                                      --------------- ----------------

         Total liabilities and
          shareholders' equity        $   151,608,000 $    139,383,000
                                      =============== ================



    CONTACT: Badger Meter, Inc.
             Joan C. Zimmer, (414) 371-5702

    KEYWORD: WISCONSIN
    INDUSTRY KEYWORD: CHEMICALS/PLASTICS MANUFACTURING EARNINGS
CONFERENCE CALLS
    SOURCE: Badger Meter, Inc.